UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2020 (April 14, 2020)

EDISON NATION, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Broad Street, Suite 1004 Bethlehem, Pennsylvania	18018
(Address of principal executive offices)	(Zip Code)

(484) 893-0060

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EDNT	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 14, 2020, Toper Taylor provided notice of his intention to resign as a member of the Board of Directors (the “Board”) of Edison Nation, Inc. (the “Company”), effective as of April 14, 2020 (the “Taylor Resignation”). Mr. Taylor served as the chairman of the Board’s nominating and corporate governance committee and as a member of the Board’s audit committee and compensation committee. Mr. Taylor’s resignation was not in connection with any known disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

As a result of the Taylor Resignation, on April 14, 2020, the Board appointed Mary Ann Halford to serve as a member of the Company’s Board and to serve as the chairman of the nominating and corporate governance committee, as well as a member of the Board’s audit committee and compensation committee.

Mary Ann Halford

From December 2017 to the present, Mary Ann Halford has served as a Senior Advisor with OC&C Strategy Consultants, supporting the growth and development of their media and entertainment practice in the U.S. In addition, from May 2017 to the present, Ms. Halford has been an Executive in Residence with Progress Partners, a media and tech financial advisory business, supporting the firm on advising clients as well as supporting the development their recent Progress Ventures raise.  From March 2012 to April 2017, Ms. Halford served initially as a Managing Director and then a Senior Managing Director at FTI Consulting’s TMT Group where she significantly expanded the firm's media and entertainment practice globally with a focus on broadcasters and content companies. Ms. Halford’s clients included RTL, CME, MediaWorks, Fox, Disney, Media General, TEGNA, Cox, Raycom, Townsquare, NBC/Universal, Gray Broadcasting, Pearl TV, as well as private equity firms investing in the industry. In addition, Ms. Halford has founded and developed two consulting firms, BizWorks360 and Global Media Strategies, working with clients such as Viacom, Scholastic Corporation, HIT Entertainment, National Public Media, Rainbow Media, Gaiam, The Weinstein Company, amongst others. On the operational side, Ms. Halford built out the digital operations for ITN Networks from 2008 – 2009 and from 1997 through 2002, Ms. Halford built and developed the platform for the Fox International Channels Group. In addition, from 2007 through 2014, Ms. Halford served on the Board of Directors of Triton Digital.  Ms. Halford received her Bachelor of Arts degree in Government and Economics from Georgetown University and her Master’s in Business Administration from Harvard University.

The Board has determined that Ms. Halford is an “independent director” and that Ms. Halford satisfies the independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and in accordance with the rules of The Nasdaq Capital Market. In addition, the Board has determined that Ms. Halford qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K. Ms. Halford has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Halford and any other person pursuant to which she was appointed as a director, nor have there been any transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Ms. Halford had or has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Ms. Halford will receive the Company’s standard non-employee director compensation package for fiscal year 2020, which for a full year of service as a member of the Board, would include an annual retainer of $40,000 and a grant of 30,000 shares of the Company’s common stock, $0.001 par value per share. The restricted stock underlying such options will vest one year after the grant date. The compensation actually received by Ms. Halford will be prorated for the amount of time she serves on the Board prior to the determination of the Company’s standard non-employee director compensation package for fiscal year 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 17, 2020

EDISON NATION, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer